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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

     The value of an investment in Nucentrix will be subject to the significant risks inherent in our business. You should consider carefully the risks and uncertainties described below and the other information included in this prospectus before you decide to purchase any shares of our common stock. The occurrence of any one or more of the risks or uncertainties described below could have a material adverse effect on our financial condition, results of operations and cash flows.

WE ARE PURSUING A NEW BUSINESS THAT WE HAVE NOT PREVIOUSLY OPERATED. WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY OR CORRECT OUR HISTORY OF LOSSES.

     We historically have used our spectrum to provide wireless subscription television services and sustained substantial operating and net losses from these operations. While we plan to maintain subscription television services in our existing markets for the foreseeable future, the principal focus of our business strategy is to expand the use of our radio spectrum to provide wireless broadband network services, such as high-speed Internet access. We have launched high-speed Internet access service in only two of our markets, and the revenues that we have received in these two initial markets are immaterial. We intend to increase our capital expenditures to develop and launch wireless broadband services in additional markets, and we expect operating expenses from our wireless broadband operations to exceed revenues from those operations until our customer base increases. As a result, we anticipate that our net and operating losses will continue unless we successfully implement our business strategy. We cannot assure you that we can develop, market and expand our wireless broadband network services in the two initial markets or any additional markets to the extent necessary to successfully compete in the broadband network services industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Cash Requirements," and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

WE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY ON SATISFACTORY TERMS AND CONDITIONS.

     To implement our business strategy, we will need additional capital for capital expenditures, operating expenses for system development and acquisition costs, including debt that may be assumed in future acquisitions. We plan to finance these activities by debt or equity financing, secured or unsecured credit facilities, joint ventures or other arrangements. We cannot assure you, however, that we will be able to obtain the financing we will need to fund our business strategy on satisfactory terms and conditions, if at all. If we incur additional debt, we may have to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest, which may cause us to be more vulnerable to competitive pressures and economic downturns. If we fail to obtain additional financing in a timely manner and on acceptable terms, we may have to delay, reduce or eliminate the launch of new high-speed Internet access systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Cash Requirements" and "Business -- Business Strategy."

THE INTERNET ACCESS MARKET IS HIGHLY COMPETITIVE. BECAUSE MANY COMPETITORS IN OUR MARKETS ARE WELL-ESTABLISHED AND HAVE RESOURCES SIGNIFICANTLY GREATER THAN THOSE AVAILABLE TO US, WE MAY NOT BE ABLE TO ESTABLISH A SIGNIFICANT NUMBER OF INTERNET ACCESS CUSTOMERS IN OUR MARKETS.

     As we enter the high-speed Internet access market, we will be forced to compete with numerous service providers, including the following:

     - other ISPs,

     - incumbent and competitive local exchange carriers,

     - inter-exchange carriers,

     - enhanced copper wire-based providers, such as DSL service providers,

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     - cable modem service providers, and

     - other fixed-wireless and satellite data service providers.

Most of our competitors are well-established and have larger and better developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and significantly greater financial, technical and marketing resources. Many of these companies can subsidize competing services with revenues from other services and have ready access to capital markets. As competition increases in the high-speed Internet access market, we anticipate intensified downward pricing pressure for our services. We have not obtained significant market share in either of the markets where we currently offer high-speed Internet access services. We cannot assure you that we will be able to compete effectively in any of our markets. Our failure to establish a significant number of Internet access customers in our markets would adversely affect our ability to successfully implement our business strategy. See "Business -- Competition."

WE MAY FACE DIFFICULTIES IMPLEMENTING OUR BUSINESS STRATEGY BECAUSE IT INCLUDES OPERATIONS THAT HAVE NOT BEEN WIDELY DEPLOYED ON A COMMERCIAL BASIS.

     Our primary business strategy of providing wireless broadband network services over MMDS spectrum has not been widely deployed on a commercial basis. The success of our business strategy depends on our ability to develop and market our high-speed Internet access service at profitable rates. We will face a number of the difficulties and uncertainties generally associated with new businesses, such as lack of consumer acceptance, difficulty in obtaining financing, competition from providers using more traditional and commercially proven sources for these services, advances in competing technologies and changes in laws and regulations. We have launched our high-speed Internet access service in only two of our existing markets, and we cannot assure you that consumers will accept our service as a commercially viable alternative to other means of Internet access.

     To date we have not conducted tests involving VOIP or wireless local loop services over our spectrum. We have had discussions with several prospective manufacturers of network platforms for our spectrum that would be capable of delivering both high-speed Internet access and telephony services. We cannot assure you that a system can be designed to deliver telephony services over our spectrum on a commercial basis or, if such a system can be designed, that we will receive the requisite regulatory approvals to offer such services or that we will be able to deploy such services in a commercially successful manner or at all.

OUR NETWORK SCALABILITY, SPEED AND INFRASTRUCTURE FOR INTERNET ACCESS SERVICE IS UNCERTAIN. IF WE ARE UNABLE TO PROVIDE RELIABLE HIGH-SPEED INTERNET ACCESS, THEN DEMAND FOR OUR SERVICES AND OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY COULD BE ADVERSELY AFFECTED.

     Due to the limited deployment of our high-speed Internet access service, the ability of our wireless systems to connect and manage a substantial number of on-line subscribers at high transmission speeds is uncertain. The actual channel capacity and data transmission speeds will depend on a variety of factors, including content, Internet traffic, the number of active customers on a channel, the number of channels that we can use to provide our service, the capability of high-speed modems used, the capacity and service quality of third-party Internet backbone providers and a customer's system configuration. We can not assure you that we will be able to expand or adapt our network infrastructure to respond to a growth in the number of customers served, an increased demand to transmit larger amounts of data or changes to our customers' product and service requirements. Our failure to achieve or maintain reliable high-speed data transmission capabilities could significantly reduce consumer demand for our services.

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AN INABILITY TO EFFECTIVELY MANAGE OUR RAPID GROWTH COULD ADVERSELY AFFECT OUR
OPERATIONS.

     Our business strategy contemplates rapid expansion in the foreseeable future. This growth will increase our operating complexity and require that we, among other things:

     - accurately assess the market for our new services,

     - expand our employee base with highly-skilled personnel,

     - develop additional financial and management controls and systems,

     - control expenses related to our business strategy, and

     - obtain and maintain necessary regulatory approvals.

     We cannot assure you that we will be able to successfully undertake or manage these activities or determine the effect that our failure to do so may have on our operations.

LIMITED SUPPLY OF CUSTOMER PREMISE MODEMS FOR HIGH-SPEED INTERNET SERVICE MAY RESTRICT OUR GROWTH.

     Our business strategy assumes substantial growth of high-speed Internet access services over our spectrum. Hybrid Networks, Inc. currently is the primary supplier of high-speed modems necessary for MMDS wireless Internet access. In January 1999, Hybrid notified us that to ensure sufficient cash to continue operations, customer support and product availability, Hybrid would begin allocating the supply of modems. Hybrid recently resumed shipments of modems without allocation restrictions. We also have identified other suppliers that we believe will become an additional source of modems by the end of 1999. If Hybrid fails to supply or limits the supply of high-speed modems and we are unable to locate an alternate provider, then the lack of available modems will have a material adverse effect on our ability to implement our business plan in a timely manner. See "Business -- Suppliers -- Internet Access Equipment."

WE ARE SUBJECT TO EXTENSIVE FEDERAL LAWS, RULES AND REGULATIONS. THE LAWS, RULES AND REGULATIONS TO WHICH WE ARE SUBJECT COULD CHANGE AT ANY TIME IN AN UNPREDICTABLE MANNER.

     Our continued ability to acquire and maintain MMDS spectrum licenses, which are vital to our operations, is subject to extensive regulation. These regulations directly affect the breadth of services we are able to offer, as well as the rates, terms and conditions of those services. We also are affected indirectly by the effect of other governmental regulations on companies that offer competing services. Regulations and their application are subject to continual change as a result of new legislation, regulations adopted from time to time by regulatory authorities and judicial interpretation of these laws and regulations. We are not able to predict the extent to which any such change in the regulatory environment could affect our business. We cannot assure you that changes in legislation, regulations and interpretations would not have a significant adverse impact on our ability to implement our business strategy. See "Business -- Government Regulation" for a further discussion of the regulations applicable to our operations.

     Aside from the use of spectrum, the FCC has held that the terms and conditions of providing Internet and Internet access services are not subject to FCC regulation. Nevertheless, the FCC has held that the provision of Internet access is an interstate service subject to FCC jurisdiction. There can be no certainty that the providing of Internet access services will continue to be free from FCC regulation. Moreover, if we begin providing wireless local loop services, we will be subject to FCC and state regulation of our interstate and intrastate services, respectively.

WE DEPEND ON FCC-REGULATED LICENSES AND CHANNEL LEASES. THE FAILURE TO MAINTAIN CHANNEL RIGHTS IN CERTAIN MARKETS COULD ADVERSELY AFFECT OUR ABILITY TO TIMELY IMPLEMENT OUR BUSINESS STRATEGY.

     We depend upon licenses granted to us by the FCC and leases with other FCC license holders for access to channel capacity necessary to operate our Internet and video businesses. These licenses are
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subject to renewal as determined by the FCC. FCC licenses also specify channel construction deadlines by which channel transmissions must begin, which, if not met, would permit the FCC to revoke the license. We cannot assure you that:

     - the FCC will renew our licenses as their initial terms expire,

     - our channel lessors will continue to hold valid licenses for their channels,

     - we will be able to renew our channel leases on terms acceptable to us, or

     - the FCC will grant requests for extensions of construction deadlines.

The failure to maintain FCC licenses and channel leases will reduce our total available channels. If we fail to maintain sufficient FCC licenses or channel leases in markets where we operate or in which we intend to launch two-way Internet access service, then the resulting reduction in channel capacity could have a material adverse effect on our ability to:

     - serve our existing Internet access and subscription television customer base,

     - serve increasing customer demand for high-speed Internet access service, and

     - add services such as VOIP or wireless local loop services.

We cannot assure you that we will be able to obtain replacement MMDS spectrum or other acceptable alternatives in a market if we lose an FCC license or channel lease in that market. See "Business -- MMDS Licenses and Leases" and "Business -- Government Regulation."

     In addition, the majority of our channel leases do not currently contemplate two-way use of our spectrum. We intend to initially use licenses that we own for our Internet access customers. We plan to negotiate amendments to certain of our channel leases to provide for two-way use of the leased channels to the extent we determine that we need additional channel capacity. We cannot assure you that we will be able to negotiate amendments to those leases to permit two-way Internet or other two-way service on terms and conditions that are acceptable to us.

TWO-WAY SYSTEMS REQUIRE REGULATORY APPROVAL. WE WILL BE REQUIRED TO OBTAIN REGULATORY APPROVAL FOR OUR CURRENT AND ALL FUTURE TWO-WAY SYSTEMS. IF WE DO NOT OBTAIN REQUISITE APPROVALS FOR A MARKET, THEN WE WILL NOT BE PERMITTED TO OPERATE A TWO-WAY SYSTEM IN THAT MARKET.

     In September 1998 the FCC approved broad authority for flexible two-way use of MMDS spectrum. This spectrum previously could be used only for one-way transmissions. The new rules require the filing with the FCC of applications to receive authorization for two-way use of our MMDS spectrum. We expect the first opportunity to file these applications, or "filing window," to occur in the third quarter of 1999. The application process will require us to engineer a network configuration and channel-use plan for the use of our frequencies in each market where we intend to launch a two-way system, including Austin and Sherman-Denison, Texas, which we currently operate under temporary developmental authorizations from the FCC. The applications must meet FCC interference protection rules or contain the consent of other MMDS licensees in these markets and adjacent markets. We cannot assure you that:

     - we will be able to complete the necessary processes to enable us to file two-way applications for each of our markets,

     - applications filed will not be preempted or otherwise limited by previously filed applications of other operators, or

     - we will be able to obtain the necessary cooperation and consents from channel licensees in our markets or adjacent markets to enable us to use our spectrum for two-way communication services.

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If we do not receive all required consents in a particular market or we are not able to design a two-way system that will meet the FCC's interference protection rules, we will be unable to obtain authorization to implement a two-way system in that market. See "Business -- Government Regulation."

ACQUISITION OF ADDITIONAL MMDS SPECTRUM DEPENDS ON FCC APPROVAL TO THE TRANSFER OR ASSIGNMENT OF MMDS LICENSES TO US.

     From time to time we acquire channel rights and licenses through acquisitions and joint ventures. The FCC must consent to the assignment or transfer of control of FCC licenses. The FCC's failure to approve the transfer or assignment of licenses to us could adversely affect our growth and our ability to implement our business strategy. See "Business -- Government Regulation."

OUR BASIC TRADING AREA, OR BTA, AUTHORIZATIONS ARE SUBJECT TO FORFEITURE IF WE DEFAULT ON OUR PURCHASE PRICE PAYMENTS OR FAIL TO MEET CERTAIN SERVICE REQUIREMENTS. THE COSTS OF THE BUILD-OUT TO SATISFY OUR BTA SERVICE REQUIREMENTS COULD BE MATERIAL.

     We acquired authorizations for 93 BTAs in August 1996 at a total cost of approximately $19.8 million, $14.4 million in principal amount of which remains payable quarterly through August 2006. Each BTA is subject to an individual installment note. If we fail to make one or more scheduled installment payments on a BTA note after any applicable grace period, that BTA authorization may be forfeited to the FCC.

     To retain a BTA authorization, we must provide a required level of service in the BTA by August 2001. We will satisfy the service requirement for a BTA if our signal in the BTA is capable of reaching at least two-thirds of the BTA population outside of the service areas of other MMDS operators within our BTAs. If we fail to meet this requirement, then the BTA authorization for the portion of the BTA that is not capable of being served may be subject to forfeiture. Constructing MMDS channels capable of providing service to the required population in unconstructed BTAs could require substantial capital expenditures. See "Business -- Government Regulation -- BTA Auction and Service Requirements."

WE DEPEND ON CERTAIN KEY PERSONNEL, AND WILL REQUIRE ADDITIONAL KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY. IF WE LOSE OUR CHIEF EXECUTIVE OFFICER OR ARE NOT ABLE TO HIRE AND RETAIN EMPLOYEES WITH THE REQUIRED TECHNICAL SKILLS, OUR ABILITY TO DEVELOP AND LAUNCH HIGH-SPEED INTERNET ACCESS AND RELIABLE SERVICE COULD BE ADVERSELY AFFECTED.

     Our future success largely depends on the expertise of Carroll D. McHenry, our Chief Executive Officer, President and Chairman of the Board, and other members of senior management. We have employment agreements with Mr. McHenry and other members of senior management, but do not maintain a key person life insurance policy on the life of Mr. McHenry or other members of senior management.

     We also believe that our future success will depend in large part on our ability to hire and retain highly skilled, knowledgeable and qualified managerial, professional, technical and sales personnel with skills and talents required to develop and operate our wireless broadband network services. To implement our business strategy and manage our planned growth successfully, we will need to hire and retain a substantial number of additional employees. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this competition, we may experience a shortage of qualified personnel.

PURSUING ACQUISITION OPPORTUNITIES WILL INVOLVE SIGNIFICANT MANAGEMENT TIME AND EXPENSE AND COULD ADVERSELY AFFECT OUR OPERATIONS.

     Part of our growth strategy involves acquiring additional MMDS spectrum licenses to increase our scale and geographic service area. The pursuit of acquisition opportunities will place significant demands on the time and attention of our senior management and will involve considerable financial and other costs relating to identifying and investigating acquisition candidates, negotiating acquisition agreements and
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integrating the acquired businesses with our existing operations. In addition, employees and customers of acquired businesses may sever their relationship with these businesses during or after such an acquisition. We cannot assure you that we will be able to successfully consummate any acquisitions or successfully integrate into our operations any business or assets which we may acquire.

INTENSE COMPETITION EXISTS IN THE SUBSCRIPTION TELEVISION MARKET. OUR FAILURE TO MAINTAIN AND EXPAND OUR WIRELESS CABLE SUBSCRIBER BASE COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The subscription television business also is highly competitive, and many of our competitors have significantly greater resources and channel capacity than we have. Our principal subscription television competitors consist of traditional hardwire or franchised cable operators, direct to home/direct broadcast satellite providers and private cable operators. Wireless cable providers, including our subscription television service, have only approximately a 1.3% share of the national subscription television market. In addition, local off-air VHF/UHF broadcast television stations, such as affiliates of ABC, NBC, CBS and Fox, continue to be a primary source of free video programming for the public. Our failure to maintain our existing wireless cable subscriber base and expand this subscriber base could adversely affect our results of operations. We cannot assure you that we will be able to maintain or expand our subscriber base for our wireless cable services.

LOSS OF DIRECTV CONTRACTS COULD ADVERSELY AFFECT THE DEMAND FOR OUR WIRELESS CABLE SERVICE.

     Our business strategy assumes growth of our DIRECTV offerings, either independently or in combination with our MMDS video offering. Because our DIRECTV offerings generate more favorable returns than our stand-alone MMDS offering, we have shifted the focus of our sales and marketing efforts to emphasize sales of DIRECTV service. We depend on our contracts with DIRECTV to provide DIRECTV service. Our single-family unit ("SFU") and multiple-dwelling unit ("MDU") contracts with DIRECTV expire in April 2003 and October 2004, respectively. A cancellation or nonrenewal of our contracts with DIRECTV could have a material adverse effect on our ability to maintain or expand our wireless cable subscriber base. See "Business -- Suppliers."

OUR WIRELESS BROADBAND SERVICES HAVE LINE OF SIGHT LIMITATIONS. THESE LINE OF SIGHT LIMITATIONS MAY REDUCE THE NUMBER OF CUSTOMERS WE CAN SERVE IN A MARKET OR INCREASE OUR COST OF OPERATIONS.

     Our wireless broadband services require a direct line of sight between our base station and the antenna at the customer's site. Our average coverage radius of a single-cell base station is approximately 35 miles, depending on local conditions. However, our transmission paths can be obstructed by foliage, terrain and buildings, among other things. As a result, we may not be able to supply service to all potential customers in a market from a single base station. While in certain instances we can employ additional equipment to overcome line of sight obstructions, we may not always be able to secure the required FCC approval necessary to achieve the desired signal coverage. Adding this equipment in some instances also could increase our costs of service. While these costs may not be significant in all cases, they may cause our wireless broadband services to become less economical in certain markets.

BUILDING OWNERS CONTROL ACCESS TO CERTAIN STRATEGIC RECEIVE SITES.

     We may be required to obtain rights from building owners to install our antennas and other equipment to provide service to our business customers. We cannot assure you that we will be able to obtain, at costs or on terms acceptable to us, the access rights necessary to expand our services as planned.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGY CHANGES.

     The high-speed Internet access industry is subject to rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet evolving standards. We cannot predict the extent to which competitors using existing or currently

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undeployed methods of delivery of Internet access services will compete with our services. We cannot assure you that:

     - existing, proposed or undeveloped technologies will not render our fixed-wireless systems less profitable or less viable,

     - we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies, or

     - we will be successful in responding to technological changes in a timely and cost effective manner.

YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR OPERATIONS.

     We depend heavily on information technology and other systems and functions for all phases of our operations, including transmission of data and video programming, billing and collections and customer service functions. Computer software, hardware, microprocessor chips and other computer equipment use two digits to identify a particular year and some of these may not recognize the number "00" or may recognize it as a year prior to 1999. Unless these computer equipment and software programs are modified or upgraded to correct these Year 2000 problems prior to January 1, 2000, errors and malfunctions could result. We believe, based on information currently available and the current status of our efforts to identify and correct Year 2000 problems, that the worst case scenarios that could affect our operations as a result of Year 2000 problems are an inability to:

     - transmit and receive data,

     - transmit and receive video programming, and

     - produce and send invoices.

We are in the process of evaluating Year 2000 problems that may affect our material suppliers, and anticipate completing our evaluation by August 31, 1999. If a material supplier is adversely affected by Year 2000 problems and, as a result is unable to provide services or materials to us, then our ability to (1) provide Internet access or wireless cable services or (2) implement our business strategy on a timely basis could be adversely affected. See "Management's Discussion and Analysis of Financial Condition -- The Year 2000."

VIRUSES, BREAK-INS AND OTHER SECURITY BREACHES COULD CAUSE INTERRUPTIONS, DELAYS OR A CESSATION OF THE SERVICES WE PROVIDE TO OUR INTERNET CUSTOMERS.

     Despite the implementation of network security measures, the core of any Internet network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems. We may experience future interruptions in service as a result of the actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of our computer systems and the computer systems of our customers. Although we intend to continue to implement security measures to prevent this, the possibility exists that the measures we implement will be circumvented in the future. In addition, eliminating such viruses and remedying such security problems may cause interruptions, delays or cessation of service to our Internet customers. If our security measures fail, we may lose customers or be sued, resulting in additional expenses.

WE MAY BE LIABLE FOR INFORMATION SENT THROUGH OUR NETWORK.

     The law relating to the liability of Internet access providers for information carried on, stored on or disseminated through their network is unsettled. Several private lawsuits seeking to impose liability upon Internet access providers currently are pending. In addition, legislation has been enacted and new legislation has been proposed that imposes liability for the transmission of or prohibits the transmission of certain types of information on the Internet, including sexually explicit and gambling information. While no one has ever filed a claim against us relating to this issue, someone may file a claim of that type in the

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future and may be successful in imposing liability on us. Although we carry
Internet liability insurance, it may not be adequate to compensate claimants or may not cover us if we become liable for information carried on or disseminated through our networks.

CONCENTRATION OF OWNERSHIP MAY AFFECT CORPORATE ACTIONS AND MARKET PRICE FOR OUR COMMON STOCK.

     Based on reports filed with the Securities and Exchange Commission, six ownership groups own or control approximately 67.1% of our outstanding common stock. Two of these groups have a representative on our board of directors and collectively own or control approximately 30.7% of our outstanding common stock. See "Security Ownership of Principal Stockholders and Management." As a result of their stock ownership, these groups may be able to influence the outcome of stockholder votes on various matters, including the election of directors, extraordinary corporate transactions and certain business combinations.

     As of June 11, there were 16 record holders of common stock, although we believe there are over 1,000 beneficial owners of our common stock. The relatively small number of record owners could significantly impair the liquidity and adversely affect the market price of our common stock. Other investors in the public market may avoid making an investment in Nucentrix because of such concentration of ownership.

SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE FOR OUR COMMON
STOCK.

     The 3,363,536 shares covered by this prospectus constitute approximately 33.5% of our outstanding common stock. The selling stockholders may sell all or any portion of these shares into the public market at any time pursuant to this prospectus. Sales of substantial amounts of securities, or the perception that such sales could occur, could adversely affect the market price of our common stock. In addition, the 6,684,924 remaining shares of common stock outstanding are freely tradeable under the Securities Act. See "Reorganization" and "Shares Eligible For Future Sale."

WE MAY ENCOUNTER DIFFICULTIES DUE TO OUR RECENT EMERGENCE FROM CHAPTER 11 BANKRUPTCY PROCEEDINGS.

     We emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 1999. Our recent emergence from Chapter 11 may adversely affect our ability to negotiate favorable trade terms with manufacturers and other vendors. See "Reorganization."

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

     We anticipate that our earnings in the near term will be used to fund current operations and costs and expenses incurred in developing and implementing our business strategy. Accordingly, we do not anticipate paying cash dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, financial condition, restrictions that may be imposed under future bank or other credit facilities and other factors considered relevant by the Board of Directors.

COMMITMENTS FOR FUTURE ISSUANCES OF COMMON STOCK CREATE THE POTENTIAL FOR DILUTION.

     There are outstanding warrants and options to purchase an aggregate of 1,588,500 shares of our common stock and we will issue warrants to purchase another 275,000 shares of our common stock under our plan of reorganization. Substantially all of the shares of common stock underlying these securities will be freely tradeable when issued. The exercise or conversion of outstanding warrants and stock options will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of these warrants and stock options, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock. See "Reorganization" and "Shares Eligible For Future Sale."

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                                 REORGANIZATION

     On December 4, 1998, we filed a voluntary, prenegotiated plan of reorganization and disclosure statement under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (In re Heartland Wireless Communications, Inc., Case No. 98-2692 (JJF)). We filed the reorganization plan with the prepetition agreement from the holders of more than 70% in principal amount of our $115 million 13% senior notes (the "Old 13% Notes") and $125 million 14% senior notes (the "Old 14% Notes" and, together with the Old 13% Notes, the "Old Senior Notes") to support the plan.

     On March 15, 1999, the bankruptcy court confirmed our plan of reorganization, which received the support of the holders of 99% in principal amount of the Old Senior Notes voting on the plan. All classes of claims that voted on the plan of reorganization approved the plan. The plan of reorganization became effective on April 1, 1999 (the "Effective Date"), when we changed our name from Heartland Wireless Communications, Inc., to Nucentrix Broadband Networks, Inc.

     As of the Effective Date:

     - all previously issued and outstanding common stock, options granted under our stock option plans, warrants and any other equity interests in Nucentrix were canceled,

     - holders of the Old Senior Notes received 9,700,000 shares of newly issued common stock, and

     - holders of our $40.2 million convertible subordinated notes ("Old Convertible Notes") received 300,000 shares of newly issued common stock and warrants to purchase 825,000 shares of common stock at an exercise price of $27.63 per share.

The selling stockholders received all of their shares of common stock covered by this prospectus from us under our plan of reorganization.

     We also are obligated under the plan of reorganization to issue warrants to acquire an additional 275,000 shares of common stock at an exercise price of $27.63 per share. These warrants will be allocated (1) first, to pre-petition bondholder litigation claims, to the extent any of these claims are allowed by the bankruptcy court and exceed any corporate liability insurance proceeds that are available to satisfy such claims after satisfaction of certain indemnification obligations as described under "Business -- Legal
Proceedings -- Securities Litigation," and (2) second, pro rata, based on the equity interests in Nucentrix represented by such claims, among (A) pre-petition stockholder litigation claims, to the extent any of these claims are allowed by the bankruptcy court and exceed any corporate liability insurance proceeds available after satisfaction of pre-petition bondholder litigation claims, and
(B) to holders of common stock prior to the Effective Date. These warrants will be distributed (1) with respect to pre-petition bondholder litigation claims, after the allowed amounts of such claims and the number of warrants, if any, that will be required to satisfy such claims are determined by the bankruptcy court and (2) with respect to pre-petition stockholder litigation claims and to holders of common stock prior to the Effective Date, after the allowed amounts of pre-petition stockholder litigation claims and the number of warrants, if any, that will be required to satisfy such claims is determined by the bankruptcy court. See "Business -- Legal Proceedings -- Securities Litigation."

     If we merge with another company or sell all or substantially all of our assets or stock before April 1, 2005, in exchange for (1) cash or (2) cash and notes, the exercise price of all of the 1,100,000 warrants will be adjusted downward according to the following schedule:

DATE OF TRANSACTION                                       EXERCISE PRICE
-------------------                                       --------------
from April 1, 1999 until April 1, 2000.................       $12.37
from April 2, 2000 until April 1, 2001.................       $15.46
from April 2, 2001 until April 1, 2002.................       $18.56
from April 2, 2002 until April 1, 2003.................       $21.65
from April 2, 2004 until April 1, 2005.................       $24.74
after April 1, 2005....................................       $27.63

If we merge with another company or sell all or substantially all of our assets or stock before April 1, 2005, in exchange for a combination of cash or notes and other consideration, each warrant will be divided into an "A warrant" and a "B warrant." The number of shares of common stock that may be purchased under the A warrant and the B warrant will be allocated pro rata based on the value of the transaction represented by cash and the value represented by other consideration. The A warrant will be exercisable at the reduced exercise price listed above to purchase that portion of the common stock covered by the original warrant equal to the portion of the value of the transaction represented by the cash or notes. The B warrant will be exercisable to purchase the remaining shares of common stock covered by the original warrant at an exercise price of $27.63.

     Also under the plan of reorganization, we adopted a new 1999 Share Incentive Plan and terminated our 1994 Employee Stock Option Plan and our 1994 Stock Option Plan for Non-Employee Directors. See "Management -- Compensation of Executive Officers -- 1999 Share Incentive Plan."

     Finally, we may be required to issue additional shares of common stock to settle miscellaneous unsecured claims under our plan of reorganization, to the extent these claims are allowed by the bankruptcy court. These miscellaneous unsecured claims include (1) tort claims, except for tort claims for personal injury or wrongful death for which a proof of claim was timely filed, to the extent there is no available coverage under our liability insurance (including any self-insured retention), (2) claims under executory contracts and unexpired leases that we specifically rejected under the plan and (3) other unsecured claims arising from contract or other disputes, except for administrative expense claims, priority claims, Old Convertible Note claims, Old Senior Note claims, and securities litigation claims. Based on information currently available to us, we believe we will be required to issue up to a maximum of 75,000 shares of common stock to settle these miscellaneous unsecured claims, if these claims are allowed by the bankruptcy court. As of June 11, 1999, we had issued 4,960 additional shares of our common stock to settle some of these claims.

                                    BUSINESS

OVERVIEW

     We use our high-capacity radio spectrum to provide wireless broadband network services in medium and small markets in the central United States. We control up to 196 MHz of radio spectrum in the 2.1 to 2.7 GHz band licensed by the FCC in 87 markets. We currently provide always-on, high-speed Internet access service in two markets, primarily to medium-sized and small businesses, small offices/home offices ("SOHOs") and telecommuters, and plan to expand this service into 18 additional markets by the summer of 2001. Historically, we have used our spectrum to provide wireless subscription television services, commonly referred to as "wireless cable," and currently provide these services in 58 markets in nine states. Going forward, our goal is to become a leading provider of wireless broadband services in our markets, while expanding into additional medium markets through the acquisition of additional MMDS spectrum rights.

     We use our spectrum to transmit and receive signals between a base station and transmit/receive equipment at each customer's location. Our radio spectrum, commonly and collectively referred to as "MMDS," is comprised of the following channels:

     - MDS (Multipoint Distribution Service) -- 2 channels in the 2150-2160 MHz band and 3 channels in the 2650-2680 MHz band,

     - ITFS (Instructional Television Fixed Service) -- 20 channels in the 2500-2686 MHz band, and

     - MMDS (Multichannel Multipoint Distribution Service) -- 8 channels in the 2596-2644 MHz band.

     Our MMDS spectrum has demonstrated capability to transmit at aggregate data rates of up to 30 Mbps per six-MHz channel and, unlike other fixed-wireless providers, covers a service area radius of 35 miles from a single base station. We also lease the rights to 20 MHz of Wireless Communications Service ("WCS") spectrum at 2.3 GHz in 19 markets.

     We presently have television transmission facilities constructed and operating in 58 of our 87 markets. We currently are the largest operator of wireless cable systems in the United States, with about 157,000 subscribers at May 30, 1999, including about 16,000 subscribers who receive DIRECTV programming sold by us, either alone or with our MMDS programming. We have added high-speed Internet access service in two of our 58 markets and plan to add this service to 11 additional operating markets and to seven of our 29 non-operating markets by the summer of 2001.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

     Internet access is one of the fastest growing segments of the telecommunications industry. International Data Corporation ("IDC") estimates that the number of Internet users worldwide has increased substantially over the last several years, reaching nearly 159 million in 1998 with expected growth of 26% per year over the next five years. IDC reports that Internet service provider revenues are forecasted to grow from $10.7 billion in 1998 to $37.4 billion in 2003, with business access comprising 62% of the total access revenue base.

     Data communication capabilities provided by the Internet allow medium-sized and small businesses to streamline e-commerce and communications among employees, customers and suppliers. To fully take advantage of the efficiency provided by the Internet's capabilities, businesses need high-speed Internet connectivity. We also expect the demand for high-speed Internet access from SOHOs and telecommuters to increase as companies encourage an increasing number of employees to work in remote offices or their homes. According to IDC, there were approximately 43 million telecommuters and SOHO-based workers in the United States in 1998. IDC estimates that approximately 60% of telecommuters and SOHOs need access to corporate networks, the Internet or both for a variety of applications, including e-mail databases and corporate intranets. According to IDC, in 1998 60% of SOHOs and telecommuters used Internet access services, with an estimated annual growth rate for this market of between 12-15%.

     Traditionally, medium-sized and small businesses, telecommuters and SOHOs have relied on low-speed Internet access using existing telephone lines. Most telephone networks today are fiber, capable of high-capacity and high-speed transporting of data. However, the portion of the networks that ultimately connects to the customer premises, commonly referred to as the "local loop" or "last mile," generally is narrowband copper wire with service speeds limited to 56-128 Kbps. This limitation currently constrains the capacity and speed of the Internet to most users. As a result, users are seeking affordable higher-speed access alternatives.

     The higher speed Internet access alternatives offered by our competitors have the following limitations:

     - T1 service, at 1.54 Mbps, is a fast but relatively expensive solution, typically available at approximately $2,000 per month in our markets, plus installation and equipment costs of approximately $3,000.

     - DSL service is delivered across the incumbent local exchange carrier's ("ILEC") existing copper wire system. While this service is capable of delivering very high speeds, DSL suffers performance limitations the farther the customer premise is from the central office of the ILEC. Distances are limited to about four to five miles from a central office for the lowest speed solutions and 10,000 feet or less for the fastest.

     - High-speed cable networks may be capable of high-speed data transmission. However, we estimate that cable passes only 40% of businesses in our markets and, therefore, does not serve a large portion of our targeted customer base. In addition, we believe that a majority of existing cable systems in our markets have not been retrofitted to enable two-way high-speed data transmission. Moreover, cable is a shared medium and the more subscribers loaded on the network, the slower the per subscriber speed becomes.

     - Other high-speed wireless providers, such as those using 24 GHz, 28 GHz and 38 GHz spectrum, have concentrated on the more densely populated urban areas because of transmission distance limitations. Signals using these radio frequencies are generally limited to a one to three-mile radius, or three to 28 square miles, which makes application in less densely populated areas less economical.

     - Satellite networks, such as direct broadcast satellite, currently offer only one-way Internet access, with upstream access limited to existing copper telephone lines.

THE NUCENTRIX SOLUTION

     In 1998, Nucentrix and several other MMDS companies demonstrated the commercial viability of providing high-speed Internet access using MMDS spectrum. However, the FCC historically had limited the use of MMDS spectrum to one-way transmissions. In September 1998, the FCC approved the use of MMDS spectrum to provide two-way services, including high-speed data, voice and video communications. With this approval, we believe we will be able to meet the needs of business users in medium and small markets by providing:

          Superior Value. We offer higher bandwidth digital connections than Internet access alternatives available to our target customer base at prices comparable to or substantially lower than those alternatives. For business Internet users, our mid-range Internet access services are two to three times the speed of ISDN systems at monthly rates approximately equivalent to prevailing ISDN rates. Our higher-end services offer speeds of 768 Kbps up to 1.54 Mbps, or the equivalent of a T1 telephone line, at rates substantially less than prevailing T1 rates in our markets. Additionally, customers can upgrade their access speeds without adding additional hardware.

          Always-On Service. Our Internet access networks provide 24-hour, always-on connectivity, which dial-up modem, ISDN and alternative local area network remote access systems do not provide.

          Full Service 24-Hour Internet Access/Support. We are a full service 24-hour ISP and, through third parties, provide ancillary value added services such as e-mail, web design, web hosting and domain name maintenance. In the future, we expect to provide additional services like VOIP, virtual private networking and wireless local loop services.

          Reliability. We have engineered our wireless point to multipoint radio path links to provide 99.99% reliability. We also offer two separate and diverse routes to the nearest Internet backbone connection to ensure our customers maximum network reliability.

          Experienced Management Team. We are led and managed by a team of professionals with extensive experience in information technology as well as wireless, data, video and general telecommunications industries. Leading our team is Carroll D. McHenry, President and Chief Executive Officer, who has 32 years experience in the telecommunications and information systems industries.

          Customer Equipment Financing. As with most new technology, we expect the cost of customer premise equipment to decline as demand increases. While we intend to encourage our customers to buy the modems and other equipment necessary for high-speed Internet access, we expect to offer a financing solution to lower the cost of entry for our customers.

BUSINESS STRATEGY

     Out goal is to become a leading primary provider of high-speed wireless broadband network services in our markets. Our strategy includes the following key elements:

          Exploit the increasing demand for affordable high-speed Internet access. We plan to focus initially on medium-sized and small businesses, SOHOs and telecommuters in medium markets, where we believe the demand for high-speed Internet access is the greatest and alternatives, if available, have performance or distance limitations or are relatively expensive.

          Achieve "first to market" status. We believe that a significant percentage of our target business customers currently are unpassed by broadband cable or fiber network providers. Even considering the time to build out a non-operating market, we believe we can complete our facilities and begin reaching our target customer base faster than our competitors. For example, DSL technology generally requires arrangements with local exchange carriers to co-locate in multiple central offices. Other fixed-wireless providers have much shorter transmission paths than we do and, therefore, require more base stations than we do to cover an entire market. As a result, these technologies will require additional time and capital expense to reach our target customers.

          Take advantage of our existing high capacity and wide coverage spectrum. We expect to benefit from our MMDS radio spectrum, which allows us to provide broadband services over large geographic areas. Our MMDS spectrum is capable of transmitting at aggregate data rates of up to 30 Mbps per six-MHz channel, or the equivalent of approximately 20 T1 telephone lines. We control an average of 27 six-MHz channels in our existing markets. In addition, our MMDS spectrum has a typical coverage radius for a single base station design of up to 35 miles for high-speed Internet access service, or approximately 3,800 square miles compared to a one to three-mile radius, or three to 28 square miles, for other wireless broadband service providers and a two to a five-mile radius from the local exchange carrier's central office, or 13 to 80 square miles, for DSL. This will allow us to reach businesses in office parks, suburbs, strip shopping centers and along interstate highways that other fixed wireless and DSL providers currently may be unable to serve.

          Leverage our existing investment in MMDS infrastructure, including base stations and other transmission facilities. We believe that the favorable characteristics of our spectrum discussed above initially will enable us to provide high-speed Internet access service using a single base station design for each market. Thirteen of our projected 20 Internet markets to be launched by the summer of 2001 are fully operational in the delivery of wireless cable service and, therefore, a substantial portion of the capital required for Internet access delivery in these markets already has been invested. The incremental cost to upgrade an existing wireless cable headend facility to add Internet access service capabilities is about $200,000 to $400,000 per base station and the time to retrofit a base station is 30-60 days following receipt of necessary regulatory approvals. We estimate the buildout of an unconstructed market to deliver high-speed Internet access service will require an initial expenditure of approximately $450,000 to $600,000 for base station equipment for a single site, assuming that we are able to lease transmission tower space rather than being required to construct a new tower.

          Expand into residential market. MCI WORLDCOM and Sprint recently have announced acquisitions of MMDS spectrum covering approximately 49 million total homes. As these companies build out their markets, we expect demand for wireless modems and other customer premises equipment to increase, putting downward pressure on the price of the equipment. As equipment prices decline, we plan to actively market our high-speed Internet access services to residential customers.

          Offer telephony services. To enhance the value of our assets in the future, we plan to implement telephony services over our MMDS spectrum in selected markets. This will consist of VOIP and wireless local loop services, which will connect customers directly to the public switched telephone network.

          Expand through acquisitions. We plan to pursue strategic acquisitions that increase our geographic service areas and enable us to accelerate market penetration and expand our customer bases.

WIRELESS BROADBAND SERVICES

     High-Speed Internet Access. In July 1998, we entered our first market in Sherman-Denison, Texas on a developmental basis as a retail business high-speed ISP. We initially offered a one-way wireless Internet access service using a six-MHz MMDS channel for downstream transmission and a standard telephone line connection for an upstream path. In August 1998 we received a temporary developmental authorization from the FCC to conduct two-way operations in this market and, in February 1999, we began offering two-way Internet access services over our MMDS spectrum.

     We have upgraded our wireless cable headend facility in Austin, Texas and successfully completed testing for Internet access over this system in the second quarter of 1999. We launched this service in May 1999, also under a temporary developmental authorization from the FCC. We currently offer a variety of Internet services in Austin and Sherman-Denison, Texas for medium-sized and small businesses, telecommuters and SOHOs, which include:

     - Internet access at speeds from 256 Kbps to 1.54 Mbps, or up to 53 times faster than traditional dial-up speeds of 28.8 Kbps and up to 12 times faster than ISDN speeds of 128 Kbps,

     - technical support available 24 hours a day, 7 days a week,

     - e-mail,

     - Web design and hosting,

     - domain name registration, and

     - domain name and maintenance changes.

     The following table summarizes our service offerings:

                                                      NO. OF   1-YR CONTRACT   2-YR CONTRACT
PRODUCT                             SPEED             USERS    MONTHLY PRICE   MONTHLY PRICE
-------                             -----             ------   -------------   -------------
Telecommuter Pack.......  256 Kbps w/o Web Host         1         $129.95         $114.95
SOHO Pack...............  256 Kbps with Web Hosting     1         $149.95         $134.95
SOHO Pack Plus..........  384 Kbps with Web Hosting     1         $169.95         $154.95
Small Business
  Package...............  128 Kbps                    2-20        $149.95         $134.95
Cyber Wave M256K........  256 Kbps                    2-20        $249.95         $224.95
Cyber Wave M384K........  384 Kbps                    2-20        $399.95         $359.95
Cyber Wave M768K........  768 Kbps to 1.54            2-20        $899.95         $799.95

     Our current installation fees are $940 for single users and $1,160 for multiple users.

     We expect our customers' needs will evolve over time, resulting in demand for faster connections. We can increase our customers' access speeds without upgrading the equipment located at their premises. Remote upgrades allow customers to improve performance without service interruptions or additional equipment investment.

     Subscription Television Business. Through our wireless cable programming, we generally offer our subscribers local off-air VHF/UHF channels from affiliates of ABC, NBC, CBS and Fox and other local independent broadcast stations, as well as HBO, HBO2, Cinemax, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other cable programming. The channels and programming that we offer in each market will vary depending upon the amount of spectrum capacity controlled in such market.

     Currently, wireless cable providers can offer a maximum of 33 channels of analog video programming. Because we historically have not used equipment that converts signals over the MDS-1 channel, and the MDS-2A channel will not accommodate color video programming satisfactorily, we can offer a maximum of 31 channels of video programming in our markets. We have supplemented our analog channel capacity by entering into cooperative marketing arrangements with DIRECTV and DIRECTV distributors, which allow us to market up to 185 channels of digital programming in 51 markets in combination with our MMDS offering or as a stand-alone offering. See "Business -- Suppliers." Our business strategy currently does not include the launch of any new wireless cable-only markets, or adding wireless cable programming to any of our unconstructed markets that we intend to build out for Internet services.

MMDS LICENSES AND LEASES

     We hold the licenses for approximately 75% of our MMDS and MDS channels. We lease from third-party license holders the rights to (1) the remaining 25% of our MMDS and MDS channels and (2) all of our ITFS channels, which generally comprise 20 of the 33 channels available in each market. All MDS and MMDS licenses expire in either 2001 or 2006. Approximately 50% of our MDS/MMDS licenses are for "incumbent" channels that expire in 2001; the other 50% are BTA channels that expire in 2006. ITFS licenses generally have a term of 10 years. All licenses are subject to renewal by the FCC as described in "Business -- Government Regulation." Although FCC custom and practice establish a presumption of granting renewals of licenses, the presumption requires that the licensee substantially comply with its regulatory obligations during the license period.

     Each of our channel leases typically covers four ITFS channels or one to four MMDS or MDS channels. The terms of the leases for ITFS channels typically expire five to ten years after the license grant date but in any event may not exceed 15 years. The terms of the leases for MMDS and MDS channels typically expire five to 10 years from the lease execution date. The remaining initial terms of most of our operating channel leases range from two to six years, although substantially all of these leases renew automatically or upon notice from us. Although we do not believe that the termination of or failure to renew a single channel lease would adversely affect us, several terminations or failures to renew in one or more operating systems could have a material adverse effect on our operations.

EXISTING AND UNCONSTRUCTED MARKETS

     The following tables provide information as of May 31, 1999, regarding the 87 markets in which we operate a wireless cable system or Internet business, own the BTA authorization or have acquired, or expect to acquire, MMDS channel rights. Certain of our channel rights are subject to pending applications for new channel licenses or modifications to existing channel licenses, and must be reviewed by the FCC's engineering and legal staff. We cannot assure you of the number of applications that will be granted.

     "Estimated Total Households" represents our current estimates of the approximate number of households that may be served from existing or projected tower sites. Total household information is based on 1990 census bureau data from a commercially available population software program, and includes an average annual growth rate of 1%, based on census bureau data released in March 1998. Historically, MMDS companies have provided information on total households to present basic information about their markets. The following table does not include information on the number of businesses in our markets. We estimate that our wireless transmissions can be received by an average of 85% of the homes in our markets using our current network design.

                                                              ESTIMATED    NUMBER OF VIDEO    NUMBER OF
                                                                TOTAL        SUBSCRIBERS       CHANNELS
EXISTING MARKETS                                              HOUSEHOLDS       5/30/99       AVAILABLE(1)
----------------                                              ----------   ---------------   ------------
Abilene, TX.................................................     63,808          2,817             22
Ada, OK.....................................................     48,591          3,073             32
Ardmore, OK.................................................     53,076          3,387             32
Austin, TX..................................................    437,358          9,462             32
Beloit, KS..................................................     20,481            563             33
Bucyrus, OH.................................................    236,856            836             21
Champaign, IL...............................................    104,533          2,652             23
Chanute, KS.................................................     56,155          4,149             33(2)
Corpus Christi, TX..........................................    167,864         10,232             33(3)
Corsicana/Athens, TX........................................     95,753          2,139             29
Enid, OK....................................................     40,118          3,789             32
Freeport, IL................................................    139,485          1,055             20
Gainesville, TX.............................................     40,444          1,038             33
George West, TX.............................................     23,237          2,127             23(4)
Greenville, PA..............................................    339,291            641             20
Hamilton, TX................................................     31,443          2,640             33
Jacksonville, IL............................................     48,060            526             26
Jourdanton/Charlotte, TX....................................    101,132          1,715             28
Kerrville, TX...............................................     37,046            417             33
Kingsville/Falfurrias, TX...................................     32,484          1,498             23(4)
Laredo, TX..................................................     51,136          3,806             33
Lawton, OK..................................................     81,960          5,811             33
Lindsay, OK.................................................     58,730          2,548             29
Lubbock, TX.................................................    112,235          3,214             33
Macomb/Walnut Grove, IL.....................................     84,209          1,762             20
Manhattan, KS...............................................     52,720          1,785             33(5)
Marion, KS..................................................     55,069            937             21(6)
McAlester, OK...............................................     38,986            644             20
McLeansboro, IL.............................................     88,485          1,278             31
Medicine Lodge/Anthony, KS..................................     30,022          1,259             22(7)
Midland, TX.................................................    118,372          5,503             33
Monroe City/Lakenan, MO.....................................     70,196          1,393             32(8)
Montgomery City, MO.........................................     91,080            699             23
Mt. Pleasant, TX............................................     57,951          2,162             24
Muskogee, OK................................................     79,972            906             20
O'Donnell, TX...............................................     66,006            602             22
Olney, IL...................................................     71,074          1,535             20
Olton, TX...................................................     27,333            751             33
Paragould, AR...............................................    142,470          2,286             20
Paris, TX...................................................     42,897          2,824             26
Peoria, IL..................................................    204,681          1,670             29
Radcliffe/Story City, IA(9).................................     75,788          1,637             27
Sherman/Denison, TX.........................................    110,559          7,905             29
Sikeston, MO................................................    100,564          2,425             20
Sterling, KS................................................     45,447            723             24(5)
Stillwater, OK..............................................     81,586          5,478             33
Strawn/Ranger, TX...........................................     42,856          1,295             33
Taylorville, IL.............................................    166,567          1,501             20
Temple/Killeen, TX..........................................    138,825          9,974             33(3)
Texarkana, TX...............................................     80,871          1,213             29
Tulsa, OK...................................................    324,859         10,104             33(3)
Uvalde/Sabinal, TX..........................................     18,528          1,505             33
Vandalia, IL................................................     93,998          1,564             20
Waco, TX....................................................    113,247          5,216             33(10)
Watonga, OK.................................................     23,946            831             33(5)
Weatherford, OK.............................................     28,994            725             33
Wichita Falls, TX...........................................     65,257          4,614             33
Woodward, OK................................................     14,180          2,291             33
                                                              ---------        -------          -----
        Total -- Existing Markets...........................  5,268,871        157,132          1,617
                                                              =========        =======          =====

---------------

 (1) Unless otherwise noted, the number of channels available includes MMDS, MDS and ITFS channels that are either licensed to us or leased to us from other license holders. The number of channels available includes leased channels that may not currently be available for two-way broadband wireless services.

 (2) Eight MMDS and two MDS channels are currently authorized under a special temporary authorization from the FCC. These channels are subject to pending applications for permanent authority at the FCC that we believe are available for grant.

 (3) One MDS channel is available for license through our ownership of the BTA.

 (4) We have leases with two prospective ITFS applicants for eight additional ITFS channels that we believe will be available in the FCC's next ITFS filing window.

 (5) One MDS channel is subject to a pending application at the FCC that we believe is available for grant.

 (6) Four ITFS channels are subject to pending proceedings at the FCC and we believe will be granted pursuant to an agreement with the wireless cable operator of the adjacent Salina, Kansas market. We have the right to lease one MDS channel that is subject to a pending application that we believe is available for grant.

 (7) We have the right to lease four ITFS channels which are subject to a pending application that we believe is available for grant under a settlement agreement with a competing ITFS applicant.

 (8) Four MMDS channels are subject to a pending application at the FCC that we believe are available for grant.

 (9) We operate the Radcliffe/Story City, Iowa market under a management arrangement with CS Wireless Systems, Inc. CS Wireless has agreed to assign to us its rights to the assets and channel leases for this market upon FCC approval of the assignment of certain other MMDS and WCS spectrum rights and the closing of a master agreement with CS Wireless. See
     "Business -- Recent Transactions -- CS Wireless Transaction."

(10) Two MDS channels are available for license through our ownership of the BTA.

                                                                TOTAL       CHANNELS
UNCONSTRUCTED MARKETS                                         HOUSEHOLDS   EXPECTED(1)
---------------------                                         ----------   -----------
Altus, OK...................................................     27,256          33
Amarillo/Borger, TX.........................................    132,984          29
Bartlesville/Ponca City, OK.................................    128,271          33
Burnet, TX..................................................     50,850          32
Casper, WY..................................................     31,242          13
Charleston, WV..............................................    183,746           4
Cheyenne, WY................................................     33,940          13
Columbia, MO................................................    118,199          21
Des Moines, IA..............................................    225,319          31
El Dorado, AR...............................................     79,031          16
El Paso, TX.................................................    235,243          29
Elk City, OK................................................     26,010          25
Fischer, TX.................................................    439,639          25
Flagstaff, AZ...............................................     45,693           6
Forrest City, AR............................................    172,317          20
Great Bend, KS..............................................     53,865          33
Hays, KS....................................................     29,040          33
Holdenville, OK.............................................     48,575          33
Kossuth, TX.................................................     71,964          33
Lake City, FL...............................................     51,277          16
Lenapah, OK.................................................     56,147          33
Lufkin, TX..................................................     70,954          13
Magnolia, AR................................................     58,421          22
Ottawa/LaSalle, IL..........................................    238,510          16
Paducah/Mayfield, KY........................................     76,393          33
Searcy, AR..................................................     76,935          33
Springfield, MO.............................................    143,756          33
Topeka, KS..................................................    112,540          33
Tyler, TX...................................................    174,025          21
                                                              ----------      -----
        Total -- Unconstructed Markets......................  3,192,142         716
                                                              ----------      -----
        Total -- All Company Markets........................  8,461,013       2,333
                                                              ==========      =====

---------------

(1) The number of channels expected includes channels (a) that are either licensed to us or leased to us from other license holders, (b) for which we have filed or because of our BTA ownership have the exclusive right to file license applications with the FCC which we expect to be granted in 1999, or
    (c) to which we otherwise expect to acquire license or lease rights in 1999.

WCS SPECTRUM TO BE ACQUIRED FROM CS WIRELESS

                                                                          ESTIMATED
                                                              BANDWIDTH     TOTAL
MARKETS(1)                                                      (MHZ)     HOUSEHOLDS
----------                                                    ---------   ----------
Abilene, TX.................................................     20          63,808
Amarillo, TX................................................     20         132,984
Austin, TX..................................................     20         437,358
Gainesville, TX.............................................     20          40,444
Hamilton, TX................................................     20          31,443
Longview/Marshall, TX.......................................     20         151,641
Lubbock, TX.................................................     20         112,235
Midland/Odessa, TX..........................................     20         118,372
Mt. Pleasant, TX............................................     20          57,951
O'Donnell, TX...............................................     20          66,006
Olton, TX...................................................     20          27,333
Paris, TX...................................................     20          42,897
Sherman/Denison, TX.........................................     20         110,559
Shreveport, LA..............................................     20         160,163
Temple/Killeen, TX..........................................     20         138,825
Texarkana, TX...............................................     20          80,871
Tyler, TX...................................................     20         174,025
Waco, TX....................................................     20         113,274
Wichita Falls, TX...........................................     20          65,247
                                                                          ---------
        Total...............................................              2,125,436
                                                                          =========

---------------

(1) CS Wireless and Nucentrix are parties to an agreement under which CS Wireless agreed to assign the WCS spectrum listed above to us. We currently lease this spectrum under an exclusive lease agreement with CS Wireless. Assignment of the WCS spectrum is subject to FCC approval and closing our agreement with CS Wireless. See "Business -- Recent Transactions -- CS Wireless Transaction."

NETWORKS

     We transmit signals through the air via microwave frequencies from transmission facilities, referred to as a "headend" or "base station," to an antenna and other customer premise equipment at each customer's location. Each base station includes a transmission tower, transmit and receive antennas, transmitters, waveguide and other transmission equipment. A "point of presence," which may be located at the base station, houses other equipment related to our Internet business. Each point of presence includes (1) a transceiver to transmit and receive response or downstream data, (2) a wireless data converter that converts a wireless signal to a wireline signal (and vice versa), (3) an Ethernet switch that provides the electrical connection for electronic devices at the base station or other point of presence and (4) a gateway router that serves to direct the traffic to the proper Internet address and connect to the Internet backbone. Satellite reception equipment is required to receive video programming if the headend serves our wireless cable business.

     Microwave transmissions generally require direct, unobstructed line-of-sight from the base station to the customer's transmit/receive equipment because the microwave signals used will not pass through trees, hills, buildings or other obstructions. However, certain signal blockages can be overcome with the use of additional equipment. Our operating systems transmit at from 10 to 100 watts of power from a base station that has a typical coverage radius of 35 miles. We control up to 196 MHz of MMDS spectrum in each of our markets.

     Internet access. We provide our two-way, high-speed Internet access by transmissions between our base stations and transmit/receive equipment at the customer's premises. A transceiver, which transmits and receives data traffic, is connected to the customer's antenna and a "wireless" modem/router by coaxial cable. The modem/router interfaces to the customer's personal computer through an Ethernet card connection or to a network through an Ethernet hub. Upstream and downstream transmission is provided by two or more separate MMDS channels, and Internet connectivity is maintained by our base stations through two separate and diverse connections to national Internet backbone providers.

     We initially plan to use a sectorized, single-cell design for our two-way Internet access service. With traditional MMDS transmissions, the signal is transmitted in a 360 degree omni-directional pattern. Our single-cell design will divide our channel service areas into four 90 degree sectors. Sectorization of our transmissions under this design will allow us to re-use each frequency in every other sector two times, doubling the bandwidth capacity for each channel used. For example, if we have two channels authorized for response transmissions, and allocate each channel into every other sector of four possible sectors, the first channel could be re-used for response transmissions in sectors 1 and 3, while the second channel could be reused for response transmissions in sectors 2 and 4. We have selected the single-cell over a cellularized design because of design simplicity, lower infrastructure costs and licensing issues. Cellularization of the channels in certain markets could increase both the number of households our signal can reach and the market's available bandwidth capacity. We intend to continue to research cellularized designs and plans.

     Wireless cable. Wireless cable programming is received by the base station from satellite transmissions and then retransmitted to receiving equipment located at the subscriber's premises. At the subscriber's premises, the microwave signals are converted to frequencies that can pass through conventional coaxial cable into an addressable descrambling converter and then to a television set. Our customers who subscribe to DIRECTV receive DIRECTV programming from an orbiting satellite with an 18-inch parabolic dish located at the customers' premises. The DIRECTV signal is converted through a separate set top box at the customers' premises.

CUSTOMER SUPPORT

     Customer support for our Internet service is provided 24 hours a day, seven days a week through a toll free access telephone number. We provide Nucentrix-branded Internet customer service through a contract with ISP Alliance, Inc. ("ISPA"), an Internet customer service provider in Atlanta, Georgia, which allows us to deliver this customized service on a "pay as used" basis. There is no additional charge to the customer beyond their monthly service fee. ISPA's on line customer service system is available to us through an Internet connection, and allows us to monitor the call volume and specific service activity for remedial action. Using this approach has allowed us to defer building and training an internal customer service organization until our business volume justifies this expense. Customer problems called in to ISPA are handled within a traditional six-level customer service escalation procedure. An unresolved problem is referred by ISPA to the appropriate market's wireless specialist who will typically visit the customer site and provide support and oversight through problem resolution. ISPA provides us with an on-line customer service call and resolution history, and post-help customer feedback through the use of customer satisfaction questionnaires.

     Our existing billing system will accommodate our current Internet access service offerings. We provide field and technical support to the Internet and video business through our existing base of technical services personnel. We provide our wireless cable subscribers support 24 hours a day, seven days a week, through a centralized customer care center and our existing base of technical services personnel.

SALES AND MARKETING

     We attract customers by offering a range of affordably priced Internet access and subscription television services and high quality customer care. We market our services through a combination of direct sales, alternative sales channels, direct marketing and traditional media advertising.

     Internet Access Service. For our Internet access business, we use both a direct sales team and indirect sales agents. Our direct sales team includes a telemarketing sales group which makes outbound sales calls and pre-qualifies leads for our direct sales force. The direct sales force provides more customized sales contact with targeted prospects and larger businesses in each market.

     The indirect sales agents consist of other Internet service providers, value added resellers ("VARs") and systems integrators. We believe other ISPs will comprise an important part of our sales force as we provide a high-speed alternative to their traditional narrowband connections over the last mile. VARs are participating in our sales efforts because our service is complementary to their business, which often includes the design and implementation of a LAN (local area network), Web site or similar technical support activity. Systems integrators perform many of the same functions as VARs, but they also implement a broader solution designed for the customer who desires to use the Internet as a core part of its business. In the markets we serve we believe that we are the only ISP that will form partnerships with all three of these indirect sales channels.

     Our direct Internet marketing activities include establishing Nucentrix brand recognition within each market and supporting our sales campaigns with appropriate advertising, product launch promotions and supporting marketing materials. Our marketing campaigns have been developed around a high-speed, high-value and high-reliability theme. The campaigns include the use of targeted direct mail and traditional media advertising in high technology magazines as well as in business sections of local newspapers. We sponsor seminars covering such topics as Introduction to the Internet for Small Business and Profiting from the Internet to support our marketing efforts.

     Subscription Television Service. Our subscription television service is marketed under our "Heartland Cable Television" brand, often in association with DIRECTV programming. Our marketing is designed to take advantage of DIRECTV's national campaigns and heavy use of national media. Our campaigns include direct mail and selected outdoor materials to link the Heartland Cable Television brand with DIRECTV. All responses are directed to our national call center which provides 24 hour a day, 7 days a week sales coverage. We also market the Heartland/DIRECTV service through a direct sales force that works door-to-door.

SUPPLIERS

     Internet Customer Service and Support. We have entered into an agreement with ISPA, a leading supplier of systems and operational support for ISPs, to provide 24 hours a day, seven days a week customer service and support for our Internet access customers, under the Nucentrix brand. ISPA provides our technical support, e-mail, Web design and hosting, domain name registration and maintenance on a "pay as used" basis. ISPA also provides us with a network monitoring system, a customer service tracking system and an administrative management system for adding, deleting, modifying accounts and producing reports. Our contract with ISPA expires in May 2000, unless both parties agree to renew the contract.

     Internet Access Equipment. Internet access equipment and CPE such as routers, Ethernet switches, wireless data converters and transceivers currently are available from a variety of sources such as Cisco Systems, Inc., Lucent Technologies, Inc., Conifer Corporation and California Amplifier, Inc. Hybrid Networks, Inc. currently is the primary provider of wireless Internet modems to MMDS operators. In January 1999 Hybrid notified us that, to ensure sufficient cash to continue operations, customer support and product availability, Hybrid would begin allocating its supply of modems. Recently, Hybrid has resumed shipments without allocation restrictions. We intend to work with Hybrid and others to pursue ways to resolve long-term supply needs. We also have identified other suppliers that we believe will become an additional source of modems by the end of 1999. We believe there is adequate long-term supply for all other equipment necessary to operate our Internet business.

     Wireless Cable Equipment. We use subscriber and headend equipment for our wireless cable and DIRECTV business from a variety of suppliers, including California Amplifier, General Instrument Corporation, Scientific-Atlanta, Inc., ADC Telecommunications, Inc., Conifer, Passive Devices, Inc. and PerfectTen Satellite Distributing, Inc. We also use subscriber and headend equipment supplied by Pacific Monolithics, Inc. in 22 of our 58 operating markets. Pacific Monolithics filed for protection under Chapter 11 of the U.S. Bankruptcy Code on October 13, 1998, and has discontinued production and service of such equipment. In response, we and ten other MMDS wireless cable providers have negotiated an agreement with an alternate supplier to provide the equipment, software and technical assistance necessary to support the Pacific Monolithics systems. We expect to finalize this agreement by June 30, 1999.

     DIRECTV. In April 1998 we entered into a five-year agreement with DIRECTV which allows us to market up to 185 channels of DIRECTV digital programming to SFU subscribers, either alone or in combination with our local and premium MMDS programming, referred to as a "combo" package. DIRECTV pays us a commission for each SFU subscriber to whom we sell a DIRECTV programming package, as well as equipment and marketing subsidies. We believe these subsidies materially reduce the capital expenditure costs required for such new subscribers. We currently market DIRECTV programming to SFU subscribers in 51 markets.

     In October 1997 we entered into a seven-year agreement with DIRECTV to provide DIRECTV programming to MDUs, such as apartment buildings and condominium complexes. The MDU agreement is substantially similar to the SFU agreement for this programming. We believe this additional programming offering will allow us to target higher income properties and renegotiate existing and renewing contracts with more advantageous economic terms. We currently offer DIRECTV programming to residential MDUs in 50 markets. DIRECTV is a registered trademark of DIRECTV, Inc., a subsidiary of the Hughes Electronics unit of General Motors Corporation.

     Video Programming. We generally offer our subscribers local off-air VHF/UHF channels from affiliates of ABC, NBC, CBS and Fox and other local independent broadcast stations, as well as HBO, HBO2, Cinemax, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other cable programming. The channels and programming that we offer in each market varies depending upon the amount of spectrum capacity controlled in each market. We are required to obtain the consent of local network affiliates to retransmit their signals. Additionally, we are required to maintain contracts with cable programmers like HBO and ESPN, which generally require payment on a per subscriber basis.

COMPETITION

  High-Speed Internet Competition

     The Internet access market is highly competitive. We will face competition from many Internet access and service providers with significantly greater financial resources, well-established brand names and large, existing customer bases. Moreover, we expect the level of competition to intensify in the future. We expect significant competition from:

          ISPs. ISPs provide Internet access to residential and business customers. These companies can:

        - provide Internet access over ILECs' networks at or below ISDN speeds,

        - offer DSL-based access using their own DSL services, or DSL services offered by ILECs and others, and

        - have significant and sometimes nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive carriers. Significant ISPs include Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio, Inc..

          Incumbent Local Exchange Carriers. ILECs, such as SBC Communications, Inc., GTE Corp., Ameritech Corp. and US WEST, Inc. have existing metropolitan area networks and circuit switched local access networks. Most incumbent carriers have announced deployment of commercial DSL services in certain areas and are combining their DSL service with their own Internet access services. The incumbent carriers generally have an established brand name in their service areas and possess sufficient capital to deploy DSL services rapidly.

          Inter-exchange Carriers. Many of the inter-exchange carriers, such as AT&T Corp., MCI WORLDCOM, Inc. and Sprint Corp., are expanding their capabilities to support high-speed, end-to-end networking services. These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong name recognition. These companies increasingly are bundling their services to include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. In March 1999, AT&T merged with TeleCommunications, Inc., the largest cable operator in the United States, and in April 1999 announced plans to acquire MediaOne Group, Inc., one of the largest cable operators in the United States. We expect companies such as these to offer combined data, voice and video services. They also could deploy DSL services in combination with their current fiber networks.

          Competitive Local Exchange Carriers. Certain CLECs, including NorthPoint Communications, Inc., and Covad Communications Group, Inc., have begun offering DSL-based data services. Other competitive carriers are likely to do so in the future.

          Cable Modem Service Providers. Cable modem service providers, like Roadrunner, @Home Networks and @Work Networks and their cable partners, currently offer to consumers and are preparing to offer to businesses high-speed Internet access over hybrid fiber coaxial cable networks. Where deployed, these networks provide local access services similar to our services, and in some cases at higher speeds.

          Other Wireless and Satellite Service Providers. We also may face competition from other fixed-wireless services, including 24 GHz licensees such as Teligent, Inc., 28 GHz licensees such as NEXTLINK Communications, Inc. and 38 GHz licensees such as Winstar Communications, Inc. We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications, Inc. (a subsidiary of General Motors Corporation), Teledesic LLC and others have filed applications with the FCC for global satellite networks that can be used to provide ubiquitous two-way broadband voice and data services to fixed locations.

     Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. We may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources. Some of the competitive factors we face include:

     - transmission speed,

     - reliability of service,

     - ability to bundle services,

     - price performance,

     - customer support,

     - brand recognition,

     - operating experience, and

     - capital availability.

  Other Telephony Services

     We also will face intense competition from other providers of telephony transmission services as we implement VOIP and wireless local loop services. This competition will be increased because MMDS spectrum traditionally has not been used to deliver telephony services, and consumer acceptance of such services delivered across MMDS spectrum is unknown at this time. Many of the existing providers of telephony services, such as regional Bell operating companies and other local exchange carriers, have significantly greater financial and other resources than us and better established brand awareness in their service areas.

  Subscription Television Competition

     Hardwire Cable. Our principal subscription television competitors are traditional hardwire cable operators such as TeleCommunications, Inc., and Time Warner Entertainment. Hardwire cable companies generally are well established and known to our potential customers and have significantly greater financial and other resources than we have. In addition, these competitors are also bundling additional services with their cable TV services, such as high-speed Internet access, to enhance their products.

     Direct Broadcast Satellite ("DBS"). DBS service is available from DIRECTV, Inc., which is a subsidiary of the Hughes Electronic unit of General Motors Corporation, PrimeStar, Inc. and Echostar Communications Corporation. We compete with many retail distributors of DIRECTV and other DBS service. The growth of DBS service has been significant since it was first launched and we expect that the DBS service providers will continue to be significant competitors for video programming customers.

     Inter-exchange Carriers. We expect that AT&T will combine its current consumer long-distance, wireless and Internet services units with TCI's cable, telecommunications and high-speed Internet access businesses. With this ability to bundle high-speed services with cable programming, we expect that AT&T will be a significant competitor to our MMDS and DIRECTV programing services.

     Private Cable. Private cable is a multi-channel subscription television service where the programming is received by satellite receiver and then transmitted via coaxial cable throughout private property, often MDUs, without crossing public rights of way. FCC rules permit point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz band. Private cable operators compete with us for exclusive rights of entry into larger MDUs.

     Local Off-Air VHF/UHF Broadcasts. Local off-air VHF/UHF broadcast television stations (such as affiliates of ABC, NBC, CBS and Fox) provide free programming to the public. Potential customers may forego subscription television and only receive free off-air programming.

GOVERNMENT REGULATION

     General. MDS, MMDS and ITFS services are subject to regulation by the FCC under the Communications Act of 1934, as amended. The Communications Act authorizes the FCC, among other things, to

     - issue, revoke, modify and renew station licenses,

     - approve the assignment and/or transfer of control of such licenses,

     - approve the location and technical parameters of MDS, MMDS and ITFS transmission facilities (headends and base stations),

     - regulate the kind, configuration and operation of equipment used by MDS, MMDS and ITFS systems, and

     - impose certain equal employment opportunity and other periodic reporting requirements on MDS, MMDS and ITFS operators.

     MDS, MMDS and ITFS Licenses. In our markets, a total of 32 six-MHz channels and one four-MHz channel are available in the MDS, MMDS and ITFS frequency bands. The FCC can license the 13 MDS and MMDS channels directly to commercial entities for full-time operation without programming restrictions. Except in limited circumstances, the FCC generally can license 20 ITFS channels only to qualified non-profit educational organizations. Each of the ITFS channels must broadcast programming for educational purposes a minimum of 20 hours per week. The remaining air time on ITFS channels may be leased for commercial use, without further programming restrictions except that the ITFS license holder, at its option, must be entitled to recapture up to an additional 20 hours of air time per channel per week for educational programming.

     The FCC began the establishment of the MMDS spectrum in 1974 with the allocation of two channels (MDS-1 and MDS-2/2A). In 1983, the FCC reallocated a total of eight ITFS channels to the MMDS spectrum to satisfy a growing demand for the delivery of video entertainment programming to subscribers and to provide competition to hard-wired cable television systems. Simultaneous with this reallocation of spectrum, the FCC amended its rules for the remaining ITFS channels to permit ITFS licensees, subject to their meeting certain educational programming requirements, to lease excess capacity to commercial MMDS service providers. ITFS channels originally had been allocated solely for educational purposes.

     In 1985, the FCC established a lottery procedure for awarding MDS and MMDS station licenses. In 1990, the FCC shifted to a one-day cut-off period application process, under which all mutually exclusive MDS and MMDS licenses were issued on essentially a first-come, first-served basis. In 1995, the FCC adopted rules under which MDS and MMDS applications for new stations would be subject to a competitive bidding process, or spectrum auction. The FCC generally considers applications to be mutually exclusive if their conflicts are such that the grant of one application would effectively preclude the grant of one or more of the other applications due to interference that cannot be avoided through cooperation of the parties. Using the competitive bidding process, in 1996 the FCC auctioned off one MMDS authorization for each of the 493 basic trading areas ("BTAs"). Each BTA authorization holder is permitted to apply for, and following FCC grant, construct facilities to provide services over any non-previously licensed MDS or MMDS channel within the BTA, and has preferred rights to the available ITFS frequencies and ITFS lease agreements within the BTA. The MDS and MMDS licenses issued or applied for before the BTA auction are commonly referred to as "incumbent" MDS/MMDS licenses, while the MDS and MMDS station authorizations issued pursuant to BTA ownership are commonly referred to as "BTA" MDS/MMDS licenses.

     The application and licensing process for ITFS stations is different from those for MDS and MMDS stations. In 1995, the FCC adopted a national filing window system. Under this system the FCC accepts applications for licenses for new ITFS stations or major changes to existing ITFS licenses only if they are filed within specific windows, typically five days, set by the FCC. Applications filed in a particular window are subject only to competing proposals filed in that same window. Where two or more applications are filed within the same window and are predicted to cause each other harmful electrical interference, licenses are awarded by the FCC pursuant to a comparative selection process.

     In 1998, the FCC, acting pursuant to the Balanced Budget Act of 1997, tentatively concluded that competing ITFS applications should be subject to auction, or competitive bidding. However, because the FCC was uncertain at the time whether its conclusion correctly reflected Congress's intent with regard to the treatment of competing ITFS applications, it has decided not to proceed immediately with the auction of ITFS applications and to first seek Congressional guidance on the matter. In April 1999, having received no specific guidance from Congress, the FCC reaffirmed its previous decision to use spectrum auctions to resolve competing ITFS applications. The FCC did, however, state that it would amend its rules regarding ITFS auctions if Congress were to specify a change to the FCC's auction authority in this regard.

     Generally, in the case of MDS, MMDS and ITFS stations, the FCC issues the station licensee a conditional license, allowing construction of the station to commence. The station may be constructed and operated only in accordance with the parameters set forth in the license. Channel transmission generally must begin within one year of grant of the conditional license in the case of incumbent MDS/MMDS licenses, 18 months in the case of ITFS licenses and five years for BTA MDS/MMDS licenses. If channel construction deadlines for a license are not met, then (1) the FCC may revoke the license or (2) in the case of the BTA licenses, reduce the license service area if less than two-thirds of the population of the BTA service area is capable of being reached by a station signal by the expiration of the five-year BTA build-out period. Although FCC rules permit parties to request extensions of channel construction deadlines, the FCC is not required to grant extensions. We believe that we have satisfied all construction deadlines relating to our licensed stations except for those licenses for which the deadline has not yet passed or for which we have received an extension.

     MDS, MMDS and ITFS licenses generally have terms of 10 years. All "incumbent" MDS/MMDS licenses expire on May 1, 2001. All BTA MDS/MMDS licenses expire on March 28, 2006. Licenses may be renewed through applications filed with the FCC within a certain period before expiration of the license term, and petitions to deny applications for renewal may be filed by other parties during certain periods following the filing of such applications. The FCC may revoke or cancel licenses for violations of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license. Although FCC custom and practice establish a presumption granting renewals of licenses, the presumption requires that the licensee substantially comply with its regulatory obligations during the license period.

     FCC rules generally prohibit the sale for profit of an incumbent MDS or MMDS conditional license or of a controlling interest in the conditional license holder before construction of the station or, in certain instances, prior to the completion of one year of operation. However, access to channels may be obtained during these prohibited periods through the leasing of an MDS or MMDS license holder's channel capacity. The granting of options to purchase a controlling interest in a licensee or an option to purchase a license is also permitted during these prohibited periods. During the lifetime of any such lease or option agreement, the licensee must remain in control of its FCC license to avoid violating FCC transfer-of-control rules. Our lease agreements with license holders typically require the license holders, at our expense, to use their best efforts, in cooperation with us, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. We believe this reduces the likelihood that the FCC will revoke, cancel or fail to renew a license.

     BTA Auction and Service Requirements. In March 1996 the FCC concluded its first auction of available commercial MMDS spectrum in the 493 BTAs. The winner of a BTA has the exclusive right to apply for and develop the available MDS and MMDS frequencies in the BTA, subject to certain specified interference criteria that protect incumbent MDS and MMDS stations. Incumbent licensees also must protect the BTA licensees from system interference caused by modifications to incumbent stations, including power increases or base station relocations.

     BTA auction winners with MMDS spectrum rights have a five-year "build-out" period. During the build-out period, a BTA holder can initiate or expand service within its BTA without competition from other MMDS spectrum applicants except in those areas and on those channels for which there is an incumbent MDS or MMDS licensee. After the five-year period, a BTA holder can retain its authorization for an entire BTA if its signal is capable of covering at least two-thirds of the population within its BTA service area, excluding those who are located within the protected service areas of incumbent MDS/MMDS stations licensed to others. If the BTA holder fails to meet the coverage requirement after the five-year build-out period, then the BTA license for the portion of the BTA that is not capable of being served will be subject to forfeiture. The FCC's rules allow BTAs to be partitioned and BTA licensees are permitted to contract with other entities to allow them to file applications with the FCC for available channels within the partitioned area. We expect the FCC to renew BTA licenses after the expiration of their 10-year term if the authorization holder satisfies the coverage requirement and is in compliance with the Communications Act and the FCC's rules.

     We acquired 93 BTAs in the March 1996 auction at a total cost of approximately $19.8 million. Under the terms of the BTA auction, we remitted approximately $4.0 million as down payments and deposits. The remaining $15.8 million bears interest at 9.5% and is being paid under 10-year installment notes that began in the fourth quarter of 1996 with interest-only payments. Quarterly payments of principal and interest began in the fourth quarter of 1998. All of our BTA licenses have an effective date of August 16, 1996, except for one which has an effective date of September 17, 1996. Failure to meet the above-described installment payment schedule or the five-year construction deadlines could result in the forfeiture of some or all of the BTA authorizations that we hold. We believe that we have achieved, or will by the end of the BTA build-out period achieve, sufficient coverage capability to retain our BTA authorizations in which we intend to operate.

     In October, 1997, we entered into a lease and purchase option agreement with CS Wireless for 10 BTAs and portions of four additional BTAs licensed to us. Under this agreement, CS Wireless has agreed to reimburse us for all amounts paid by us to the FCC for the BTAs leased to CS Wireless. The agreement also provides CS Wireless the option to purchase the leased BTAs. See
"Business -- Recent Transactions."

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     WCS Licenses. In February 1997 the FCC reallocated and assigned the use of the frequencies at 2305-2320 MHz and 2345-2360 MHz to the Wireless Communications Services ("WCS"). WCS licensees are permitted to provide fixed, mobile and radiolocation services throughout their 2.3 GHz band. In addition, satellite digital audio radio service may be provided on all frequencies in the band except for those at 2305-2310 MHz. The regulatory treatment of WCS licensees depends on the type(s) of services they provide.

     WCS licenses, which generally are awarded by the FCC through competitive bidding, have terms of 10 years. Although the licenses carry with them a "renewal expectancy," each WCS licensee is subject to certain "substantial service" requirements that must be met during the initial license term. "Substantial service" is defined by the FCC as "service which is sound, favorable, and substantially above the level of mediocre service which just might minimally warrant renewal." Failure by a licensee to meet this requirement may result in a forfeiture of its license. In December 1998, CS Wireless agreed to assign to us 20 MHz of WCS spectrum in 19 markets. See "Business -- Recent Transactions."

     Transmission. The FCC also regulates transmitter locations and signal strengths. The operation of an MDS, MMDS and ITFS system typically requires the co-location of a commercially viable number of channels operating with common technical characteristics. To co-locate channels, an applicant must demonstrate that its proposed signal does not violate interference standards in the FCC-protected area of previously-authorized MDS, MMDS and ITFS stations. An MDS and MMDS license holder generally is protected from interference from another MDS or MMDS operator within a 35-mile radius of the base station. An ITFS license holder generally is entitled to protection to all of its receive sites. In addition, an ITFS station is entitled to a 35-mile protected service area (1) during the use of the station's excess channel capacity by an MMDS operator if it has requested and received a protected service area from the FCC or (2) from all MDS, MMDS and ITFS station licensees that implement two-way digital operations.

     Two-Way Authorization. In September 1998 the FCC amended its rules to allow for the use of MMDS spectrum for fixed, two-way digital voice, video and data communications. As amended, these rules are referred to as the "two-way rules." Although petitions for reconsideration or clarification of various portions of the ruling remain pending, portions of the two-way rules became effective on February 8, 1999, and we expect the remainder of the rules to become effective in the third quarter of 1999. Under the two-way rules, the FCC:

     - permits MDS, MMDS and ITFS licensees to provide digital two-way communications services,

     - provides a number of technical parameters to mitigate the potential for interference among service providers and to ensure interference protection for existing MDS, MMDS and ITFS licensees,

     - simplifies and streamlines the licensing process, and

     - modifies the ITFS programming requirements in the digital environment.

     The two-way rules are intended to provide licensees and operators in the MMDS spectrum with the technical and operational flexibility to add various digital two-way services to their current offerings. The two-way rules permit the use of MDS, MMDS and ITFS frequencies for both downstream and response transmissions. Two-way service is provided through the use of "response" stations, such as at the customer's premises, and response station "hubs," or base stations, which serve as collection points for response transmissions. The two-way rules also permit a cellular system design using a "signal booster station," or additional transmission site not located at the base station, which is used either to originate or relay signals to customers and also serve as a response station hub for those customers.

     Under the two-way rules, all 33 MDS, MMDS and ITFS channels generally can be used for upstream or downstream communications. All channels will continue to be subject to the FCC's interference protection requirements and existing or future channel capacity lease agreements. In addition, MDS, MMDS and ITFS operators that operate digital two-way communications systems are permitted to "shift" required ITFS educational programming to any MDS, MMDS or ITFS channel within the same operating system or, subject to certain limitations, "swap" their channels for other channels in the same
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

market. However, channel swaps represent changes in licensees, and require the filing of applications with the FCC and receipt of FCC approval.

     The FCC has stated that it will, by public notice, announce its plans to hold a one-time, initial one-week filing window for two-way applications. That filing window is expected to occur some time in the third quarter of 1999. All applications filed during this one-week window will be considered as having been filed on the same day. Applicants must certify that they are in compliance with all applicable technical, interference and notification rules, including all necessary interference consent letters. The FCC has indicated that its staff will review the applications for completeness, but generally will not conduct its own interference studies. The FCC will issue a public notice of its receipt of the filed applications, after which applicants will have 60 days to resolve engineering conflicts and amend their applications. The FCC will then issue a second public notice accepting the applications that also sets another 60-day period for parties to file petitions to deny.

     After the initial one-week filing window, the FCC will use a "rolling" one-day filing window for booster and hub applications. Applications will be placed on public notice, giving parties 60 days to file petitions to deny. If no petitions to deny are filed, the applications are granted on the 61st day.

     Regulation of Internet Service Providers. Congress has passed a number of laws that concern the Internet, including the Digital Millennium Copyright Act, the Children's Online Privacy Protection Act, the Children's Online Protection Act and the Protection of Children from Sexual Predators Act of 1998. Generally, these laws provide liability limitations for Internet service providers that do not knowingly engage in unlawful activity. Although we do not anticipate that compliance with these laws will have an adverse impact on us, we may be required to implement operating guidelines to comply with the laws and could be subject to liability if we fail to implement appropriate guidelines or otherwise violate any of these new laws.

     Aside from the use of spectrum, the FCC has held that the terms and conditions of providing Internet and Internet access services are not subject to FCC regulation. However, the FCC has held that the provision of Internet access is an interstate service subject to FCC jurisdiction. There can be no certainty that the providing of Internet access services will continue to be free from FCC regulation. Moreover, if we begin providing wireless local loop services, we will be subject to FCC and state regulation of our interstate and intrastate services, respectively.

     The Cable Act. On October 5, 1992, Congress passed the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"). Pursuant to the Cable Act, effective October 6, 1993, commercial broadcasters may require cable operators to obtain their consent before retransmitting their signals. The FCC has exempted wireless cable providers from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable providers must obtain consent to retransmit broadcast signals. We believe that we have obtained substantially all consents required to retransmit local broadcast signals in our subscription television markets. We cannot assure you that existing consents will be maintained or renewed or that we will be able to obtain any additional necessary consents on terms satisfactory to us, if at all. Unlike hard-wired cable systems, wireless cable systems, are not required under the Cable Act and the FCC's "must carry" rules to retransmit a specified number of local commercial and non-commercial television or qualified low power television signals.

     The Cable Act and the FCC's implementing regulations are intended to insure wireless cable operators have access to cable programming in fair and non-discriminatory terms. If a wireless cable operator is unable to obtain programming on what it considers to be fair and non-discriminatory terms, then it may file a compliant with the FCC. Access to certain programming may be impeded or delayed as a result.

     Copyright. Under the Federal copyright laws, permission from the copyright holder generally must be secured before certain video programs may be retransmitted. Under Section 111 of the Copyright Act of

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

1976, certain "cable systems," including wireless cable providers, are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming if a compulsory copyright license is secured. Such a license may be obtained upon the filing of certain reports and the payment of certain fees set by copyright arbitration royalty panels. We believe we have obtained all compulsory copyright licenses required for each of our subscription television markets.

     In 1994, Congress enacted legislation that clarified the ability of wireless cable providers to obtain the benefit of the Section 111 compulsory copyright license. Periodically, Congress has considered proposals to phase out the Section 111 compulsory license. In response to a request from Congress, the U.S. Copyright Office held a public hearing on the issue of compulsory licenses in May 1997 and endorsed eventual replacement of the statutory license by a free market negotiated license while recommending retention of the existing license for the near future. Congress currently is holding hearings to review this and other recommendations. Because our wireless cable systems retransmit only a limited number of broadcast channels, we do not believe that the termination of the compulsory copyright license would have a material adverse effect on our financial condition, results of operations or cash flows.

     Other Regulations. MMDS operators are subject to regulation by the FAA for the construction, maintenance and lighting of transmission towers and by certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities.

RECENT TRANSACTIONS

     CS Wireless Transaction. Effective December 2, 1998, Nucentrix, CAI Wireless Systems, Inc. and CS Wireless signed a Master Agreement pursuant to which CAI purchased our 36% equity interest in CS Wireless for $1.5 million. In addition, CS Wireless agreed to assign to us channel rights to MDS-1 channels (2150 MHz-2156 MHz) in Austin, Corpus Christi, El Paso and Killeen, Texas, and WCS (2.3 GHz) frequencies in 19 markets, an operating wireless cable system in Radcliffe/Story City, Iowa with approximately 1,600 subscribers, and certain subscriber equipment. We also agreed to assign MMDS channel rights and related equipment in Portsmouth, New Hampshire to CS Wireless. Following this transaction, we retained no equity interest or corporate governance rights in CS Wireless.

     We and CS Wireless have filed for FCC approval of the assignment to us of the MDS-1 channels. We also have agreed with CS Wireless, upon execution of a comprehensive two-way interference coordination agreement, to file for approval of the assignment to us of the WCS Spectrum. We have executed a spectrum lease with CS Wireless giving us the exclusive right to use the MDS-1 channels, subject to certain pre-existing leasehold interests, and the WCS spectrum pending FCC approval of these assignments. The transfers and assignments will occur following FCC approval, at which time we have agreed to cancel a promissory note issued by CS Wireless to us, the outstanding balance of which, prior to December 2, 1998, was approximately $2.3 million. These lease arrangements may be terminated by CS Wireless if FCC approval is not obtained by September 1999, in which case we would retain the promissory note issued by CS Wireless. We also are operating the Radcliffe/Story City market under a management arrangement with CS Wireless, which CS Wireless also could terminate if FCC approval is not obtained.

TRADEMARKS

     We own common law rights in, and have federal registrations pending in the United States for, the marks NUCENTRIX BROADBAND NETWORKS and NUCENTRIX TELECOM, which we use in connection with our wireless broadband network services. We intend to use these trademarks in connection with the implementation of our business strategy and consider these intellectual property rights important to our business. We also own common law trademark rights in, and have federal registrations pending in the United States for, the stylized marks HEARTLAND and HEARTLAND CABLE TELEVISION. We also own common law trademark rights in and have a federal registration on the trademark HEARTLAND WIRELESS and design in the United States. Because of the recognition of these

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trademarks in the subscription television markets in which we operate, we consider these intellectual property rights important to our business.

LEGAL PROCEEDINGS

     Chapter 11 Proceeding. On December 4, 1998, we filed a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. On March 15, 1999, the bankruptcy court confirmed the plan, which became effective on April 1, 1999. On that date, we also changed our name to Nucentrix Broadband Networks, Inc., from Heartland Wireless Communications, Inc. See "Reorganization."

     Securities Litigation. Nucentrix is a co-defendant in a stockholder action filed in February 1998 in the United States District Court for the Northern District of Texas, styled Coates, et al. v. Heartland Wireless Communications, Inc., et al. (3-98-CV-0452-D). The Coates action involves federal securities laws claims brought by two former stockholders of Nucentrix against Nucentrix and six former officers and/or directors. The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and alleges that during a period beginning on November 14, 1996, and ending on March 20, 1997, defendants allegedly misrepresented Nucentrix's financial condition in various press releases and public filings. The plaintiffs seek unspecified damages, costs and expenses, including attorneys' and experts' fees. On November 2, 1998, the court granted the defendants' motion to dismiss the plaintiffs' complaint. The court granted the plaintiffs permission to replead, and the plaintiffs filed an amended complaint on January 4, 1999. A motion to dismiss the amended complaint is pending.

     Three of our former officers and directors are co-defendants in a purported class action lawsuit originally filed in July 1998 in State District Court in Kleburg County, Texas. Nucentrix originally was a named defendant in this lawsuit, which is styled Thompson, et al. v. Heartland Wireless Communications, Inc., et al. (98-371-D). On December 11, 1998, we removed the Thompson action to the United States District Court for the Southern District of Texas (98-CV-567). Plaintiffs in the Thompson action allege state securities laws violations, misrepresentation, and civil conspiracy claims against Nucentrix and three former officers and directors. The petition asserts that, during the purported class period, Nucentrix and certain former officers and directors allegedly misstated material facts concerning Nucentrix's subscriber base and allegedly omitted to disclose the need for a material write-down of accounts receivable relating to our wireless cable subscriber base. Plaintiffs' action further claims that Nucentrix violated generally accepted accounting principles ("GAAP") by allegedly (1) failing to recognize revenue properly, (2) failing to adequately reserve for doubtful accounts receivable and (3) using "unrealistic" amortization periods. The plaintiffs seek unspecified compensatory and punitive damages, costs and expenses, including attorneys' fees and experts' fees, as well as injunctive relief relating to any proceeds derived from defendants' stock sales, if any. The Thompson action seeks to represent a class consisting of anyone who acquired the securities of Nucentrix between November 15, 1995, and March 20, 1997. In May 1999, we were dismissed as a named defendant from the Thompson lawsuit and the lawsuit was remanded to State District Court. Three of our former officers and directors remain named defendants.

     In addition, 14 current and former directors, officers and/or employees of Nucentrix are defendants in a purported class action lawsuit filed in federal court in November 1998 in the Northern District of Texas styled Shehadi, et al.
v. David E. Webb, et al.(3-98-CV-2660-H). The Shehadi action is a purported class action asserted on behalf of all purchasers of Nucentrix's securities on the open market from November 15, 1995, through August 14, 1998. The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and alleges that, during the class period, Nucentrix and certain former and current directors and officers misstated material facts concerning Nucentrix's subscriber base and allegedly omitted to disclose the need for a material write-down of accounts receivable relating to that subscriber base. The complaint also alleges that Nucentrix failed to write down certain assets and investments in affiliates in accordance with GAAP and over-estimated certain amortization periods relating to subscriber installation costs. The plaintiffs seek unspecified rescissory and compensatory damages, costs and expenses, including attorneys' and experts' fees, as well as unspecified injunctive relief. As of May 31, 1999, the Shehadi action was pending in the United States District Court for the Northern District of Texas. At the time of filing this lawsuit, the plaintiffs also filed a request to withhold issuance of service to
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

all defendants and we do not believe that the plaintiffs have served this lawsuit on any defendant. The lawsuit remains pending.

     Our By-Laws as in effect prior to the April 1, 1999, effective date of our plan of reorganization provided for indemnification of our officers and directors to the fullest extent permitted under Delaware law. Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any person who was or is a party to any action because such person is or was a director, officer, employee or agent of such corporation for liabilities related to any such action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of such corporation. As a result, our current and former directors and officers who are parties to the Coates, Thompson or Shehadi actions may have a claim for indemnification against us to the extent they incur liabilities resulting from or incur expenses in defending these actions. The treatment of any such claims is provided for in our plan of reorganization.

     Under Section 11.5 of our plan of reorganization, we are obligated, to the extent permitted under the DGCL, to indemnify persons who served as officers or directors of Nucentrix on or after April 25, 1997, for certain liabilities arising as a result of such persons having served as an officer or director of Nucentrix, including, subject to the limitations described below, liabilities arising out of their being named as a defendant in the Coates, Thompson or Shehadi actions. We refer to our obligation under Section 11.5 of our plan of reorganization as "Assumed Indemnity Obligations." Our Assumed Indemnity Obligations do not apply, however, with respect to any liability arising from acts or omissions occurring prior to April 25, 1997, if the liability is based on (1) a breach of their duty of loyalty to us or our stockholders, (2) acts or omissions taken not in good faith and not in a manner they reasonably believed to be in or not opposed to our best interest or which involve intentional misconduct, gross negligence or a knowing violation of law or (3) any transaction from which the director of officer derived any improper personal benefit. Claims asserted by former directors and officers of Nucentrix which are not covered by our Assumed Indemnity Obligations, to the extent allowed by the bankruptcy court, are classified as Class 6 Indemnity Claims under our plan of reorganization. Under Section 4.6 of our plan of reorganization, holders of Class 6 Indemnity Claims allowed by a Bankruptcy Court are entitled to recover on account of such claims only to the extent of any available coverage under our corporate liability insurance, including any self-insured retention under those policies.

     All of our former officers and directors of Nucentrix who are defendants in the Coates, Thompson and Shehadi actions, other than two former officers and directors who are defendants in each of the Coates, Thompson and Shehadi actions and three additional former officers who are defendants in the Shehadi action, served as an officer or director after April 25, 1997, and, therefore, are beneficiaries of the Assumed Indemnity Obligations. To the extent the five former officers and directors or any other former or current officer or director who otherwise is not entitled to the benefit of the Assumed Indemnity Obligations incur liability in any of these lawsuits, we believe that any claim they may assert against us for indemnification, to the extent allowed by the bankruptcy court, will be treated as Class 6 Indemnity Claims under our plan of reorganization and their recovery will be limited to any available proceeds of our corporate liability insurance. To the extent any of the other former or current officers or directors incur any liability in any of these lawsuits, we would be obligated to indemnify such persons, subject to the exceptions described above, to the extent the proceeds of our corporate liability insurance are insufficient to cover such liabilities.

     To the extent plaintiffs in the Coates, Thompson and Shehadi actions are entitled to any recovery from us and the bankruptcy court allows any claim they may file against us, we believe any such claim for recovery would be classified under our plan of reorganization as a Class 7 Bondholder Litigation Claim, which is a claim based on the purchase or sale of our debt securities, or a Class 8 Stockholder Litigation Claim, which is a claim based on the purchase or sale of our equity securities. Under our plan of reorganization, each holder of a Bondholder Litigation Claim that is allowed by the bankruptcy court will be entitled to receive, in full satisfaction of such claim, (1) a pro rata portion of any liability insurance proceeds that remain after the satisfaction of our Assumed Indemnity Obligations and payments made on Class 6 Indemnity Claims and
(2) if insurance proceeds are insufficient to satisfy such claim in full, a pro
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rata portion of the 275,000 warrants that we are obligated to issue under our plan of reorganization, up to the number of warrants with a value sufficient to satisfy the allowed amount of such claim. Each holder of a Stockholder Litigation Claim that is allowed by the bankruptcy court will be entitled to receive, in full satisfaction of such claim, (1) a pro rata portion of any liability insurance proceeds that remain after the satisfaction of our Assumed Indemnity Obligations, Class 6 Indemnity Claims and Bondholder Litigation Claims and (2) if insurance proceeds are insufficient to satisfy such claim in full, a pro rata portion of the Stockholder Litigation Claims portion of the 275,000 warrants that we are obligated to issue under our plan of reorganization, up to the number of warrants with a value sufficient to satisfy the allowed amount of such claim. The Stockholder Litigation Claims Portion of these warrants will be that portion of the warrants that remain after satisfaction of Bondholder Litigation Claims that bears the same proportion to the total number of remaining warrants as the number of shares of equity interests represented by allowed Stockholder Litigation Claims bears to the number of shares of equity interests represented by the allowed Stockholder Litigation Claims and the allowed claims of previous holders of common stock and other equity interests in Nucentrix prior to the Effective Date.

     We intend to vigorously defend the Coates, Thompson and Shehadi actions. While it is not feasible to predict or determine the final outcome of these proceedings or to estimate the amounts or potential range of loss for these matters, management believes that an adverse outcome in one or more of these proceedings against one or more persons entitled to the benefit of Assumed Indemnity Obligations which, in the aggregate, exceeds or otherwise is excluded from applicable insurance coverage, could have a material adverse effect on our financial condition, results of operations or cash flows.

     Late Fee Litigation. Nucentrix is a party to two purported class action lawsuits filed in May 1998 and pending in State District Court in Brooks and Grayson Counties, Texas. The lawsuits are styled Garcia, et al. v. Heartland Wireless Communications, Inc. d/b/a Heartland Cable Television (98-60898-1) and Warren, et. al. v. Heartland Wireless Communications, Inc. (98-0715). The lawsuits allege that the administrative late fees charged by Nucentrix are not reasonably related to the costs incurred by Nucentrix as a result of late payment of accounts. The plaintiffs seek to certify a class to represent all persons receiving cable service from Nucentrix or who have been charged a late fee by Nucentrix. The plaintiffs seek a declaration that any contractual provisions for Nucentrix's late fees are void or usurious, and seek unspecified money damages, interest, attorneys' fees and costs.

     Nucentrix also is a party to a purported class action filed in December 1998 in State District Court in Nueces County, Texas styled Ysasi, et al. v. Heartland Wireless Communications, Inc. (98-6430-B). The Ysasi action alleges that certain liquidated damages provisions of our customer agreements are unconscionable, invalid and illegal, and therefore unenforceable. The plaintiffs also allege that our administrative late fees are "unreasonably large" and therefore unenforceable. The plaintiffs seek to represent a class consisting of all persons who first signed a customer agreement with Nucentrix after December 4, 1998, that contained these liquidated damages provisions. The plaintiffs seek
(1) a declaration that the liquidated damages provisions of our customer agreements are invalid and illegal, (2) an injunction enjoining Nucentrix from enforcing such provisions and (3) recovery of all amounts paid under such liquidated damages provisions, attorneys' fees, prejudgment and post-judgment interest and costs.

     We intend to vigorously defend the late fee actions. While it is not feasible to predict or determine the final outcome of these proceedings or to estimate the amounts or potential range of loss with respect to these matters, management believes that an adverse outcome in one or more of these proceedings could have a material adverse effect on our financial condition, results of operations or cash flows.

     Other. Nucentrix is a party, from time to time, to routine litigation incident to our business. We do not believe that any other pending litigation matter will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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EMPLOYEES

     As of May 31, 1999, we had approximately 730 employees. None of our employees is subject to a collective bargaining agreement. We have experienced no work stoppages and believe that we generally have good relations with our employees. We also presently use the services of independent service providers to install certain components of our operating systems.

PROPERTIES

     We lease approximately 24,000 square feet of office space for our executive offices in Plano, Texas. Approximately 1,900 square feet of this space is subleased to CS Wireless. We lease approximately 6,300 square feet of space for telemarketing, customer care operations and training facilities in Durant, Oklahoma from an affiliate of Mr. L. Allen Wheeler, a former director of Nucentrix, and Mr. David E. Webb, a former executive officer and director of Nucentrix, under leases that expire March 1, 2000. We pay approximately $48,000 per year for the Durant space. We believe that the facilities described above are leased at fair market value and are adequate for the foreseeable future.

     The principal physical assets of our operating systems consist of satellite signal reception equipment, radio transmitters and transmission antennae, as well as office space and base station and headend space. We lease office space for our existing markets and may, in the future, purchase or lease additional office space in other locations if we launch other systems. We also own transmission towers or leases space on transmission towers located in our markets. We believe that office space and space on transmission towers currently is available on acceptable terms in the markets where we intend to operate.

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